CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 29, 2015, relating to the consolidated financial statements and consolidated financial highlights of Aurora Horizons Fund, a series of Trust for Professional Managers, for the year ended February 28, 2015, and to the references to our firm under the headings “Consolidated Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
June 19, 2015